Exhibit 99.1

NEWS RELEASE		FOR IMMEDIATE RELEASE

FOR:	Mylan Laboratories Inc.	For Further Information
	1500 Corporate Dr. Canonsburg, PA 15317	CONTACT:	Kris King Director – Investor Relations (724) 514-1800

Mylan Reports Record EPS, Revenues and Net Earnings for Fiscal 2004

Annual Financial Highlights:
•	Record diluted earnings per share of $1.21 compared to $0.96 in the prior fiscal year.
•	Net revenues increased 8% to a record $1.37 billion.
•	Net earnings increased 23% to a record $334.6 million.

PITTSBURGH, PA – May 11, 2004 – Mylan Laboratories Inc. (NYSE: MYL) today announced its financial results for the fourth quarter and fiscal year ended March 31, 2004, which included record diluted earnings per share of $1.21 for fiscal 2004, record annual revenues of $1.37 billion and record fiscal year earnings of $334.6 million.

Net revenues increased $105.4 million or 8% to $1.37 billion from $1.27 billion in the prior fiscal year. Diluted earnings per share for fiscal 2004 increased $0.25 or 26% to $1.21 from fiscal 2003 diluted earnings per share of $0.96, while net earnings for fiscal 2004 increased $62.3 million or 23% to $334.6 million from $272.4 million in the prior year.

Net earnings for the three months ended March 31, 2004 increased 1% to $74.9 million from the same prior year period. Diluted earnings per share were $0.27 for both periods. The current quarter results included net gains on legal settlements which amounted, net of tax, to approximately $0.02 per diluted share. For the three months ended March 31, 2004, net revenues decreased 6% to $333.4 million. This change reflects a strong fourth quarter of fiscal 2003, which benefited from the launch of Amnesteem® late in the third quarter of that year.

“Our financial results were the strongest in our history, and reflect our commitment to achieve average long-term earnings growth of at least 15%,” commented Robert J. Coury, Vice Chairman and CEO of Mylan. “Additionally, we believe that the recently filed NDA for nebivolol, when approved, will provide a strong foundation for our branded business.”

Generic Segment net revenues increased 6% or $15.2 million to a fourth quarter record $264.0 million. New products, primarily omeprazole, contributed net revenues of $41.4 million. Generic Segment net revenues for the fiscal year increased 8% to $1.10 billion, also a record for that segment, with new products, primarily omeprazole, contributing net revenues of $134.6 million.

The Brand Segment reported net revenues of $69.4 million for the fourth quarter of fiscal 2004, a decrease of $35.5 million from the same prior year period. Since its launch in late fiscal 2003, Amnesteem revenues have decreased as a result of the entry into the market of additional competition. However, such competition was not significant until after March of 2003. For the fiscal year, Brand Segment net revenues increased 9% or $21.9 million to a record $278.5 million.

The fourth quarter of fiscal 2004 included net gains of $10.4 million from the settlement of certain litigation. In March 2004, Mylan agreed to settle its claims with respect to mirtazapine in exchange for $15.0 million. Of this amount, approximately $4.8 million represented reimbursement of legal expenses, the majority of which were incurred in the current quarter.

Segment Information

	Three Months Ended			Fiscal Year Ended
		March 31,			March 31,
	2004	2003	Change	2004	2003	Change
Net Revenues (in millions)
Generic Segment	$264.0	$248.8	6%	$1,096.1	$1,012.6	8%
Brand Segment	69.4	104.9	-34%	278.5	256.6	9%

Total	$333.4	$353.7	-6%	$1,374.6	$1,269.2	8%

Generic Segment

Net revenues for the quarter increased 6% or $15.2 million to $264.0 million from $248.8 million for the same prior year period. This increase is the result of $41.4 million from products launched subsequent to March 31, 2003, largely due to omeprazole, offset in part by changes in the portfolio mix and lower revenue from certain products as a result of increased competition.

Gross profit for the quarter increased 3% to $139.0 million, resulting in a gross margin of 53%. Earnings from operations increased 1% to $115.7 million, as a result of the increase in gross profit, partially offset by higher operating expenses. The increase in operating expenses was driven primarily by higher research and development expenses, partially offset by lower general and administrative expenses. The increase in research and development expenses is the result of continued investment in our development platform.

For the fiscal year ended March 31, 2004, net revenues increased $83.5 million or 8% to $1.10 billion from $1.01 billion in the prior fiscal year. New products launched in fiscal 2004 contributed net revenues of $134.6 million, largely due to omeprazole.

Gross profit for fiscal 2004 increased 13% or $69.2 million to $600.3 million, compared to $531.1 million in fiscal 2003, and gross margins increased from 52% to 55% of net revenues, primarily due to higher margins contributed by new products. Operating income for fiscal 2004 increased 13% or $56.8 million to $510.8 million from $454.0 million. The increase in operating income was driven by higher gross profit, partially offset by higher research and development expenses as we continue to selectively invest in targeted opportunities for our pipeline.

Brand Segment

Brand Segment net revenues for the fourth quarter were $69.4 million, a decrease of $35.5 million from $104.9 million in the same prior year period. Compared to the fourth quarter of fiscal 2004, the fourth quarter of fiscal 2003 included approximately $22.6 million more revenue from Amnesteem, which was launched late in the third quarter of the prior year and benefited from limited competition in the prior year fourth quarter. Additionally, Acticin® and Maxzide® experienced competition in the current quarter, primarily accounting for the remainder of the decrease.

Gross profit for the Brand Segment decreased $13.4 million to $39.1 million in the fourth quarter of fiscal 2004 compared to $52.5 million in the same prior year period. Despite this decrease, gross margins increased to 56% from 50% of net revenues. This increase is a result of favorable product mix, including a lower concentration of sales from Amnesteem, which contributes lower gross margins as a result of royalties paid under a supply and distribution agreement. Earnings from operations were $8.0 million compared to $21.2 million in the same quarter of the prior year. The decrease is the result of the lower gross profit, as operating expenses for the quarter were relatively unchanged, with higher selling and marketing costs offset by a decrease in research and development expenses. The increase in selling and marketing relates primarily to pre-marketing activities for the upcoming launch of Apokyn™, which has been approved for the acute, intermittent treatment of hypomobility, “off” episodes associated with advanced Parkinson’s disease. The decrease in research and development expenses is the result of the completion of clinical studies related to nebivolol, for which a NDA was filed on April 30, 2004.

For the fiscal year ended March 31, 2004, net revenues increased 9% or $21.9 million to $278.5 million from $256.6 million. Fiscal 2004 benefited from a full year of Amnesteem sales, which amounted to $75.9 million, compared to $61.2 million in fiscal 2003, the year of launch.

Gross profit for fiscal 2004 increased $21.9 million or 16% to $162.2 million from $140.3 million, and gross margins increased to 58% from 55% of net revenues. Earnings from operations were $46.5 million in fiscal 2004 compared to $32.7 million in fiscal 2003. The improvement in earnings from operations was the result of increased gross profit partially offset by higher selling and marketing costs related primarily to Apokyn pre-marketing activities.

Corporate/Other

General and administrative expenses for the fourth quarter of fiscal 2004 were $25.9 million compared to $26.3 million in the same prior year period. For the fiscal year ended March 31, 2004, general and administrative expenses were $97.3 million, an increase of $22.2 million from the same prior year period. The increase is primarily the result of increased legal costs.

Other income for the fourth quarter and fiscal year was $3.1 million and $17.8 million, respectively. Included in other income for fiscal 2004 are interest income, gains on the sale of marketable securities and a gain of $5.0 million on the sale of an office building. These income items were partially offset by losses realized by Somerset Pharmaceuticals, Inc., a company in which Mylan maintains an equity investment.

Fiscal 2005 Earnings Guidance

Mylan reaffirms its fiscal 2005 earnings guidance of $1.30 to $1.40 per diluted share, which anticipates a July 24, 2004 launch of fentanyl.

Conference Call and Live Webcast

Mylan will host a conference call and live Webcast to discuss its fourth quarter and fiscal 2004 earnings on Tuesday, May 11, 2004, at 10:00 am EST. The dial-in number to access the live call is (719) 457-2645. In addition to the live call, a replay will be available from approximately 12:00 pm EST on May 11, 2004, through 12:00 pm EST on May 18, 2004, and can be accessed by dialing (719) 457-0820 with access pass code 647878. To access the live Webcast, go to Mylan’s website at www.mylan.com and click on the Webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. If you are unable to listen to the live Webcast, please access www.mylan.com at any time within seven days to listen to a replay of the Webcast.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s long-term earnings growth; FDA approval of nebivolol and the product’s impact on the Company’s branded business; and the Company’s fiscal 2005 earnings guidance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions;

•	the Company’s ability to obtain required FDA approvals for new products on a timely basis;

•	uncertainties regarding continued market acceptance of and demand for the Company’s products;

•	the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenue or net income;

•	the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing;

•	the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry;

•	the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain;

•	the possible loss of business from the Company’s concentrated customer base;

•	the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors, including the practice of so-called “authorized generics”;

•	the Company’s dependence on third party suppliers and distributors for the raw materials, particularly the chemical compound(s) which produces the desired therapeutic effect, the active ingredient the Company uses to manufacture its products;

•	the possible negative effects of any interruption of manufacturing of the Company’s generic products at its principal facility;

•	the effects of consolidation of the Company’s customer base;

•	uncertainties regarding patent, intellectual and other proprietary property protections;

•	the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products;

•	possible reductions in reimbursement rates for pharmaceutical products;

•	possible negative effects on product pricing of current or future legislative or regulatory programs;

•	the Company’s exposure to lawsuits and contingencies associated with its business;

•	uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements;

•	the Company’s exposure to risks inherent in acquisitions or joint ventures;

•	the Company’s ability to attract and retain key personnel;

•	possible adverse effects resulting from any significant decline in the value of securities that the Company holds or from uninsured losses of funds;

•	uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future; and

•	inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements in accordance with GAAP and related standards.

The cautionary statements referred to above should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item I of the Company’s Form 10-K for the year ended March 31, 2003, as well as those contained in the Company’s quarterly reports on Form 10-Q for the periods ended June 30, 2003, September 30, 2003 and December 31, 2003. The Company undertakes no duty to update its forward-looking statements, even though its situation may change in the future.

Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories, Inc. and Bertek Pharmaceuticals Inc., that develop, manufacture and market an extensive line of generic and proprietary products. For more information about Mylan, visit www.mylan.com.

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Net revenues	$333,363	$353,686	$1,374,617	$1,269,192
Cost of sales	155,216	166,160	612,149	597,756

Gross profit	178,147	187,526	762,468	671,436

Operating expenses:
Research and development	26,880	26,795	100,813	86,748
Selling and marketing	21,488	17,027	74,625	65,625
General and administrative	31,971	34,425	126,987	107,445
Litigation settlements, net	(10,413)	(2,370)	(34,758)	(2,370)

Total operating expenses	69,926	75,877	267,667	257,448

Earnings from operations	108,221	111,649	494,801	413,988

Other income, net	3,080	5,190	17,807	12,525

Earnings before income taxes	111,301	116,839	512,608	426,513
Provision for income taxes	36,451	42,996	177,999	154,160

Net earnings	$74,850	$73,843	$334,609	$272,353

Earnings per common share:
Basic	$0.28	$0.27	$1.24	$0.98

Diluted	$0.27	$0.27	$1.21	$0.96

Weighted average common shares:
Basic	268,301	273,177	268,931	278,789

Diluted	275,838	278,531	276,318	282,330

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	March 31, 2004	March 31, 2003
Assets:
Current assets:
Cash and cash equivalents	$101,713	$258,902
Marketable securities	585,445	427,904
Accounts receivable, net	191,094	187,587
Inventories	320,797	237,777
Other current assets	118,792	116,041

Total current assets	1,317,841	1,228,211
Non-current assets	557,449	517,012

Total assets	$1,875,290	$1,745,223

Liabilities:
Current liabilities	$173,768	$265,771
Non-current liabilities	41,734	33,120

Total liabilities	215,502	298,891
Total shareholders’ equity	1,659,788	1,446,332

Total liabilities and shareholders’ equity	$1,875,290	$1,745,223

Mylan Laboratories Inc. and Subsidiaries
Segment Results
(unaudited; in thousands)

	Three Months Ended		Fiscal Year Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Consolidated:
Net revenues	$333,363	$353,686	$1,374,617	$1,269,192
Cost of sales	155,216	166,160	612,149	597,756
Gross profit	178,147	187,526	762,468	671,436
Research and development	26,880	26,795	100,813	86,748
Selling and marketing	21,488	17,027	74,625	65,625
General and administrative	31,971	34,425	126,987	107,445
Litigation settlements, net	(10,413)	(2,370)	(34,758)	(2,370)

Earnings from operations	$108,221	$111,649	$494,801	$413,988

Generic Segment:
Net revenues	$263,971	$248,803	$1,096,128	$1,012,617
Cost of sales	124,940	113,776	495,848	481,511

Gross profit	139,031	135,027	600,280	531,106
Research and development	16,989	12,602	59,066	44,562
Selling and marketing	3,447	3,082	11,707	11,160
General and administrative	2,877	5,019	18,686	21,341

Earnings from operations	$115,718	$114,324	$510,821	$454,043

Brand Segment:
Net revenues	$69,392	$104,883	$278,489	$256,575
Cost of sales	30,276	52,384	116,301	116,245

Gross profit	39,116	52,499	162,188	140,330
Research and development	9,891	14,193	41,747	42,186
Selling and marketing	18,041	13,945	62,918	54,465
General and administrative	3,177	3,134	11,002	10,997

Earnings (loss) from operations	$8,007	$21,227	$46,521	$32,682

Corporate/Other:
General and administrative	$25,917	$26,272	$97,299	$75,107
Litigation settlements, net	(10,413)	(2,370)	(34,758)	(2,370)

Loss from operations	$(15,504)	$(23,902)	$(62,541)	$(72,737)